Exhibit 99.1

CONTACT:

Tim Benson

Factory Card & Party Outlet Corp.

630-579-2231

tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP. REPORTS

FIRST QUARTER RESULTS

NAPERVILLE, IL (June 8, 2004) – Factory Card & Party Outlet Corp. (FCPO) today announced results for the first fiscal quarter of 2004, ended May 1, 2004.

For the quarter ended May 1, 2004, net sales increased 4.4 percent, to $56.9 million, compared with $54.5 million in the first quarter of last year. Net income for the first quarter of 2004 was $304 thousand, or $0.10 per basic and $0.09 per fully diluted share. In the first quarter of 2003, the Company reported net loss of $155 thousand, or $0.05 loss per basic and fully diluted share. Comparable store net sales for the first quarter ended May 1, 2004 increased 1.8 percent.

“The Company achieved positive comparable store sales and expanded the gross profit margin, resulting in a turnaround in net income from the first quarter of last year,” stated Gary W. Rada, President and Chief Executive Officer. “We are pleased with these results, especially given our investment in new stores, as we advanced our growth initiative and opened four new stores.”

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 180 Company-owned retail stores in 20 states, offering an extensive assortment of party supplies, greeting cards, gift-wrap, and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores, and the value of the Company’s common stock, are dependent upon a number of factors, including, without limitation: the dependence on key personnel; competition; ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

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FACTORY CARD & PARTY OUTLET CORP.

AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollar amounts in thousands, except share and per share data)

	Three Months Ended May 1, 2004	Three Months Ended May 3, 2003
Net sales	$56,928	$54,541
Cost of sales	36,827	36,014

Gross profit	20,101	18,527

Selling, general and administrative expenses	18,835	17,995
Depreciation and amortization of fixed assets	583	448
Other income	(55)	—
Interest expense	231	343

Income (loss) before income tax expense (benefit)	507	(259)
Income tax expense (benefit)	203	(104)

Net income (loss)	$304	$(155)

Net income (loss) per share - basic	$0.10	$(0.05)

Weighted average shares outstanding – basic	2,981,596	2,885,486

Net income (loss) per share – diluted	$0.09	$(0.05)

Weighted average shares outstanding – diluted	3,546,835	2,885,486